Exhibit 99.1
Mylan Announces Pricing of $2.0 Billion of Senior Notes

PITTSBURGH, Nov. 19, 2013-Mylan Inc. (Nasdaq: MYL) today announced the pricing of a registered offering of aggregate principal amount of $2.0 billion in bond issuance comprised of:

•	$500 million aggregate principal amount of 1.35% Senior Notes due 2016;

•	$500 million aggregate principal amount of 2.55% Senior Notes due 2019;

•	$500 million aggregate principal amount of 4.20% Senior Notes due 2023; and

•	$500 million aggregate principal amount of 5.40% Senior Notes due 2043.

Mylan intends to use the net proceeds from the offering to fund the previously announced acquisition of the Agila Specialties business of Strides Arcolab (the "Agila Acquisition") and for general corporate purposes, including, but not limited to, repayment of short-term borrowings which may include repayment of borrowings under its revolving credit facility and accounts receivable securitization facility, and funding a previously announced buyback of our common stock of up to $500 million. Subject to customary closing conditions, the sale of the notes is expected to close on or about Nov. 29, 2013. Mylan continues to anticipate that it will complete the Agila Acquisition in the fourth quarter of 2013.

The offering may be made only by means of a prospectus supplement and a prospectus. A copy of the prospectus supplement and the prospectus relating to the offering will be filed with the Securities and Exchange Commission (the “SEC”) and, when available, can be obtained from: (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated at 222 Broadway, 11th Floor, New York, NY 10038, Attn: Prospectus Department, toll free at +1-800-294-1322 or at dg.prospectus_requests@baml.com; (ii) J.P. Morgan Securities LLC at 383 Madison Avenue, New York, NY 10179, Attn: Investment Grade Syndicate Desk, 3rd Floor, telephone collect at +1-212-834-4533; (iii) Morgan Stanley & Co. LLC at 180 Varick Street, New York, NY 10014, Attn: Prospectus Department, toll free at +1-866-718-1649 or at prospectus@morganstanley.com; (iv) Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, toll free at +1-800-831-9146 or at batprospectusdept@citi.com; (v) Credit Suisse Securities (USA) LLC, at One Madison Avenue, New York, New York 10010, Attn: Prospectus Department, toll free at +1-800-221-1037; and (vi) Goldman, Sachs & Co., 200 West Street, New York, NY 10282, Attn: Prospectus Department, toll free at +1-866-471-2526 or at prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release includes statements that constitute "forward-looking statements," including with regard to the consummation of the offering described above and the anticipated use of proceeds therefrom. Consummation of the offering is subject to a number of conditions, some of which are beyond Mylan’s control. Therefore, no assurance can be given that the offering will be consummated on the terms described or at all, or that the proceeds will be able to be deployed as indicated. In addition, please refer to the cautionary statements and risk factors set forth in Mylan's Form 10-K for the fiscal year ended December 31, 2012, and Form 10-Q for the quarter ended September 30, 2013, and in its other periodic filings made with the SEC from time to time.

Mylan is a global pharmaceutical company committed to setting new standards in health care. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what's right, not what's easy; and impact the future through passionate global leadership. We offer a growing portfolio of more than 1,200 generic pharmaceuticals and several brand medications. In addition, we offer a wide range of antiretroviral therapies, upon which approximately 40% of HIV/AIDS patients in developing countries depend. We also operate one of the largest active pharmaceutical ingredient manufacturers and currently market products in approximately 140 countries and territories. Our workforce of more than 20,000 people is dedicated to improving the customer experience and increasing pharmaceutical access to consumers around the world. But don't take our word for it. See for yourself. See inside. mylan.com

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